EXHIBIT 23.4
[LETTERHEAD OF SAMCO FINANCIAL SERVICES, INC.]
We consent to the reference of, and the statements attributed to, our firm under “Merger Proposal—Background of the REIT Conversion” section of the proxy statement/prospectus included in the Registration Statement on Form S-4 (File No. 333-125347) of Vestin Realty Trust I, Inc.
/s/ SAMCO Financial Services, Inc.
Dallas, TX
October 5, 2005